MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”) is entered into on December 18, 2013 (the “Effective Date”) by and between PARSE, LLC, a Delaware corporation with offices at 1601 Willow Road, Menlo Park, California 94025 (“Parse”) and MassRoots, Inc. with offices at ____________________________, (“Customer”).

WHEREAS, Customer desires to utilize certain services offered by Parse to develop mobile software applications (each an “Application”) that are or will be available for download by individual users (each a “User”) for use on such Users’ mobile devices and/or tablets and Parse wishes to provide such services to Customer.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                   Services. Parse will provide to Customer the services set forth in Exhibit A (the “Services Agreement”), attached hereto and incorporated herein (each, a “Service”). If there is a conflict or ambiguity between any term of this Agreement and the Services Agreement, the terms of this Agreement shall control. The Services shall include, without limitation, the services made available through http://www.parse.com or successor URL designated by Parse, Parse’s cloud computing platform, the Parse application programming interface (API), and any other software or services offered by Parse in connection with any of the foregoing, including all updates thereto and related documentation. Parse shall provide user identifications and passwords for the Services for use by Customer’s employees, agents and independent contractors.

2.                   Support Services. Parse shall provide Customer with support services as specified in the Services Agreement (the “Support Services”). Parse shall utilize appropriate measurement and monitoring tools and procedures necessary to measure the Services and/or its performance of the Support Services and compare such performance to that required by the applicable Service Level Agreement.

3.                   Service Policies and Privacy.

(a)                User Content. The parties agree that Users may upload certain content into the Applications, including without limitation, photographs, graphics, images, and text (collectively “User Content”) and that User Content may be processed and shared between the Applications and the Services. Customer is solely responsible for the Application or any User Content that is created, transmitted or displayed while using the Services. Customer agree to comply with the Parse Acceptable Use Policy, then in effect and incorporated herein; a copy of which can be found at https://parse.com/about/aup or successor URL designated by Parse. Parse reserves the right (but shall have no obligation) to remove any or all User Content that violates such policy. Customer shall immediately take down any User Content that violates the Acceptable Use Policy, including pursuant to a take-down request from Parse. Parse reserves the right to disable Applications in response to a violation or suspected violation of its Acceptable Use Policy. Parse shall have no responsibility or liability for the deletion or failure to store any User Content and other communications maintained through use of the Services. Parse may periodically secure and backup Applications and User Content. However, Customer is ultimately responsible for securing and backing up its Applications and any User Content and Parse shall only restore lost User Content to its last-backup point if the loss was due to fault in Parse’s Services or Support Services.

(b)                Privacy. The Services shall be subject to the privacy policy available at www.parse.com/about/privacy or successor URL designated by Parse. Customer agrees to the use of its Application, User Content and other applicable data in accordance with Parse's privacy policies. Customer agrees to protect the privacy and legal rights of Users of its Applications. Customer must provide legally adequate privacy notice and protection for its Users. If Users provide Customer with user names, passwords, or other login information or personal information, Customer must make the Users aware that the information will be available to Customer’s Application and to Parse.

(c)                Copyright. Customer agrees to set up a process to respond to notices of alleged infringement that comply with the United States' Digital Millennium Copyright Act ("DMCA notices"). It is Parse's policy to respond to DMCA notices or other applicable copyright laws and to terminate the accounts of repeat infringers. Parse reserves the right to take down User Content in Customer’s Application or, if necessary, the Application itself upon receipt of a valid DMCA notice. For more information, please go to http://www.parse.com/about/policies or successor URL designated by Parse.

(d)                Third Party Site. The Services may include hyperlinks to other web sites, content or resources. Parse may have no control over any web sites or resources which are provided by companies or persons other than Parse. Customer agrees that Parse is not responsible for the availability of any such external sites or resources, and does not endorse any advertising, products or other materials on or available from such web sites or resources. Customer agrees that Parse is not liable for any loss or damage which may be incurred by Customer or Users as a result of the content or availability of those external sites or resources, or as a result of any reliance placed by you on the completeness, accuracy or existence of any advertising, products or other materials on, or available from, such web sites or resources.

4.                   Ownership of the Service; Intellectual Property. Parse shall retain all title to and ownership of and all proprietary rights with respect to the Services and all portions thereof (including all derivatives or improvements thereof), whether or not incorporated into or used with other software as a service, software or hardware. Customer’s use of the Services does not constitute a sale of any of the Services or any portion or copy of any of the Services. The Parse name, logo, and the product names associated with the Services are trademarks of Parse or third parties, and no right or license is granted herein to use them. Customer shall retain all right, title and interest in and to the Applications and any User Content and hereby grants Parse a worldwide, royalty-free, and non-exclusive license to access and use the Applications and the User Content for the sole purpose of enabling Parse to provide the Services.

5.                   Customer Responsibilities and Restrictions.

(a)                Customer agrees that it shall not: (i) modify, make derivative works of, disassemble, reverse compile, or reverse engineer any part of the Services, or in any way attempt to reconstruct or discover any source code or underlying ideas or algorithms of any part of the Services; (ii) access or use the Services in order to build a similar or competitive product or service or for the purposes of bringing an intellectual property infringement claim against Parse; (iii) except as expressly stated herein, copy, reproduce, distribute, republish, download, display, post or transmit in any form or by any means any of the Services; and (iv) attempt to gain unauthorized access to the Services and to make commercially reasonable efforts to prevent unauthorized third parties from accessing the Services.

(b)                Customer shall not (i) access or attempt to access the administrative interface of the Services by any means other than through the interface that is provided by Parse in connection with the Services, unless otherwise agreed in writing or (ii) intentionally engage in any activity that interferes with or disrupts the Services (or any servers or networks that are connected to the Services).

(c)                Customer is responsible for all activity occurring under Customers’ accounts for the Services by its Users. Customer shall notify Parse within a commercially reasonable time of any unauthorized use of any user account or any unauthorized use of the Services. Customer may not develop multiple Applications to simulate or act as a single Application or otherwise access the Parse Services in a manner intended to avoid incurring fees.

(d)                Open source software licenses for components of the Services released under an open source license constitute separate written agreements. To the limited extent that the open source software licenses expressly supersede the terms of this Agreement, the open source licenses govern your agreement with Parse for the use of the components of the Services released under an open source license.

6.                   Confidential Information.

(a)                “Confidential Information” means any and all non-public information provided or revealed by one party (“Discloser”) to the other party (“Recipient”) or otherwise learned by a party during the course of performance under this Agreement, including without limit software, programs, prices, processes, documentation, financial, marketing and other business information, and all other material or information that is identified at the time of disclosure as confidential or proprietary or which otherwise would reasonably be expected to be kept confidential. Confidential Information shall also include: (i) the Discloser’s planned or existing computer systems and systems architecture, including computer hardware, computer software, source code, object code, SDK, API, documentation, methods of processing and operational methods; (ii) the Discloser’s customer lists, sales, profits, organizational structure and restructuring, new business initiatives and finances; and (iii) the Discloser’s services and products, product designs, and how such products are administered and managed. Recipient’s obligations of confidentiality shall not apply to information that: (i) is or becomes public through no fault or breach by Recipient,

(ii) is or becomes known to Recipient (either directly or rightfully through a third party) without an obligation of confidentiality, or (iii) is independently developed by Recipient without use of or access or reference to Discloser’s Confidential Information.

(b)                During the Term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement, or with respect to any Confidential Information that constitutes a trade secret of the Discloser, for so long as such information constitutes a trade secret, Recipient shall hold Discloser’s Confidential Information in confidence and will not disseminate or disclose the Confidential Information to any third party except its Personnel, as set forth herein. Recipient will protect Discloser’s Confidential Information with the same degree of care it uses to protect its own confidential information of a similar nature, but in no event will Recipient use less than a reasonable degree of care. Recipient will use Discloser’s Confidential Information solely to the extent necessary to exercise its rights and obligations under this Agreement and will ensure that Confidential Information is disclosed only to its employees, contractors and other personnel (individually and collectively, “Personnel”) with a bona fide need to know and who are under binding written obligations of confidentiality with Recipient to protect Discloser’s Confidential Information substantially in accordance with the terms of this Agreement. The Recipient shall be responsible for any breach of this Section 6 by any of its Personnel. In addition, Recipient will implement and maintain appropriate technical and organizational measures to protect Confidential Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the Confidential Information to be protected. Recipient may disclose Confidential Information to the limited extent required to by the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Recipient notifies the Discloser in writing in advance of such disclosure and provides the Discloser with copies of any related information so that the Discloser may take appropriate action to protect its Confidential Information.

(c)                All Confidential Information is and shall remain the sole property of Discloser, and Recipient shall not acquire any rights or licenses therein except as expressly set forth in this Agreement. Within ten (10) days of Discloser’s written request, Recipient shall destroy any and all Confidential Information and any other information and materials that contain such Confidential Information and will provide written confirmation of its compliance with this Section 6 signed by an authorized representative of Recipient.

(d)                Recipient acknowledges that the disclosure of Confidential Information in breach of the terms of this Section 6 may cause Discloser irreparable injury and damages that may be difficult to ascertain. Therefore, Discloser, upon a disclosure or threatened disclosure of any Confidential Information by Recipient or any Personnel, will be entitled to seek injunctive relief, including, but not limited to, a preliminary injunction upon an ex parte application by the Discloser to protect and recover its Confidential Information. Without limiting the foregoing, the Receiver will advise the Discloser immediately in the event that it learns or has reason to believe that any person or entity that has had access to Confidential Information, directly or indirectly, through the Receiver, has violated or intends to violate the terms of this Agreement. This provision will not in any way limit such other remedies as may be available to the Discloser, whether under this Agreement, at law, or in equity.

7.                   Billing and Payment.

(a)                The amount of the monthly fee associated with the use of the Services and the Support Services by Customer shall be as set forth in the applicable Services Agreement (the “Monthly Fees”). If in any calendar month, Customer’s use of the Services and Support Services exceeds the threshold set forth in the applicable Services Agreement (the “Overage Threshold”), Customer shall pay to Parse the fees for such use in excess of the Overage Threshold, as set forth in such Services Agreement (the “Overage Fees”). Collectively, the Monthly Fees and the Overage Fees shall be referred to as the “Fees”. The Fees exclude all applicable sales, use, and other taxes, fees, duties and similar charges (“Taxes”), and Customer will be responsible for payment of all such Taxes (other than taxes based on Parse’s income) and any penalties or charges that accrue with respect to the non-payment of any Taxes as well as government charges, and all reasonable expenses and attorneys fees Parse incurs collecting late amounts. All amounts payable under this Agreement will be payable in U.S. Dollars within thirty (30) days of date of invoice. Late payments may bear interest at the rate of 1.5% per month (or the highest rate permitted by law, if less). To the fullest extent permitted by law, you waive all claims relating to charges unless claimed within sixty (60) days after the charge and refunds (if any) are at the discretion of Parse and only in the form of credit for Parse Services. Notwithstanding any fees for the Services or Support Services posted on http://www.parse.com or otherwise published by Parse, the parties acknowledge and agree that the Fees may only be modified as set forth in Section 16 of this Agreement.

(b)                Parse shall use commercially reasonable efforts to ensure enough throughput performance for its Services so that Customer does not experience degraded service as set forth in the Service Level Agreement. In the event Parse’s Services are unavailable to meet the requirements set forth in the Service Level Agreement, Customer shall receive service credit from Parse for the subsequent month as set forth in the applicable Service Level Agreement. No such service credit shall be available if failure to provide the Services is attributable to reasons of Force Majeure as set forth in Section 14, previously scheduled system and network maintenance performed during regular maintenance windows (which shall in all cases be outside of normal business hours between the hours of 6:00 pm and 5:00 am Pacific Time), or the acts, systems, or applications of Customer or its End Users.

8.                   Term and Termination.

(a)                This Agreement commences on the Effective Date and, unless terminated earlier in accordance with its terms, shall remain in effect for a period of one (1) Contract Year (the “Initial Term”). This Agreement shall be automatically renewed on a Contract Year to Contract Year basis (each a “Renewal Term”) unless either party provides notice to the other of its intention not to renew at least sixty (60) days prior to the end of the Initial Term or Renewal Term, as applicable. The Initial Term, together with any Renewal Term(s), shall collectively be referred to as the “Term”. A “Contract Year” is a twelve (12) month period commencing on the Effective Date or the anniversary thereof, as applicable.

(b)                Either party may terminate this Agreement and/or any Services Agreement by giving written notice to the other party upon the occurrence of an Event of Default on the part of such other party. For purposes of this Agreement, “Event of Default” shall mean a material breach by a party of any of its obligations under this Agreement if such breach remains uncured for a period of thirty (30) days following receipt of written notice from the non-breaching party.

(c)                Client may terminate this Agreement without cause, having given 30 day written notice, at any time during the Initial Term or any Renewal Term; however, upon such termination without cause Client shall pay an Early Termination Fee (as such term is defined in Section 8(e)).

(d)                Any and all provisions in this Agreement which would reasonably be expected to be performed after the termination or expiration of this Agreement shall survive and be enforceable after such termination or expiration, including without limitation provisions relating to confidentiality, ownership of materials, indemnification, limitations of liability, effects of termination, and governing law. Termination of this Agreement shall terminate all Services Agreements then in effect. Customer is solely responsible for exporting all User Content and Application(s) from the Services prior to termination of Customer’s account for any reason, provided that if Parse terminates Customer’s account, Parse will provide Customer a reasonable opportunity to retrieve User Content and Customer’s Application(s).

(e)                In the event that Client terminates this Agreement in accordance with Section 8(c), Client agrees to pay Parse an early termination fee equal to the number of months remaining on the Initial Term or the then current Renewal Term (whichever the case may be) times the Total Monthly Services fee (“Early Termination Fee”).

9.                   Exclusion of Warranties. NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT ANY WARRANTY OR ANY LIABILITY FOR LOSSES WHICH MAY NOT BE LAWFULLY EXCLUDED OR LIMITED BY APPLICABLE LAW. CUSTOMER EXPRESSLY UNDERSTANDS AND AGREES THAT ITS USE OF THE PARSE SERVICES AND SUPPORT SERVICES ARE AT ITS SOLE RISK AND THAT THE PARSE SERVICES AND SUPPORT SERVICES ARE PROVIDED “AS IS” AND “AS AVAILABLE.” PARSE, ITS SUBSIDIARIES AND AFFILIATES, AND ITS LICENSORS MAKE NO EXPRESS WARRANTIES AND DISCLAIM ALL IMPLIED WARRANTIES REGARDING THE PARSE SERVICES AND SUPPORT SERVICES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-

INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARSE, ITS SUBSIDIARIES AND AFFILIATES, AND ITS LICENSORS DO NOT REPRESENT OR WARRANT TO CUSTOMER THAT: (A) CUSTOMER’S USE OF THE PARSE SERVICES OR SUPPORT SERVICES WILL MEET CUSTOMER’S REQUIREMENTS, (B) CUSTOMER’S USE OF THE PARSE SERVICES OR SUPPORT SERVICES WILL BE UNINTERRUPTED, TIMELY, SECURE OR FREE FROM ERROR, AND (C) USAGE DATA PROVIDED THROUGH THE PARSE SERVICES WILL BE ACCURATE.

10.               Limitation of Liability. SUBJECT TO SECTION 9, BOTH PARTIES EXPRESSLY UNDERSTAND AND AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF DATA, REVENUE OR PROFITS, USE OR OTHER ECONOMIC ADVANTAGE ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR BREACHES OF SECTION 5 AND 6, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY EXCEED THE AMOUNTS ACTUALLY PAID BY AND/OR DUE FROM CUSTOMER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM.

11.              Indemnification. Both parties agree to defend and indemnify the other, and its subsidiaries, affiliates, officers, employees, advertisers, licensors, suppliers or partners from and against any third party claims arising from or in any way related to such party’s breach of this Agreement or violation of applicable laws, rules or regulations.

12.               Publicity. Customer agrees that Parse may use Customer’s trade names, trademarks, service marks, logos, domain names and other distinctive branch features in presentations, marketing materials, customer lists, financial reports and website listings for the purpose of advertising or publicizing Customer’s use of the Parse Services.

13.               Relationship of the Parties. The parties are independent contractors with respect to each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, fiduciary, or agency relationship or any association or joint venture between the parties.

14.               Force Majeure. Except with respect to delays or failures caused by the negligent act or omission of either party, any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party, provided that the party affected by such event will immediately notify the other party and begin or resume performance as soon as practicable after the event has abated. If the act or condition beyond a party’s reasonable control that prevents such party from performing any of its obligations under this Agreement continues for thirty (30) days or more, then the other party may terminate this Agreement immediately upon written notice to the non-performing party with no Early Termination Fee.

15.               Binding Effect; Assignment; Third Parties. The terms of this Agreement shall be binding on the parties and all successors and permitted assigns of the foregoing. Customer may not assign, transfer or delegate its rights or obligations under this Agreement (in whole or in part) without written consent of Parse (not to be unreasonably withheld). Parse may hire qualified subcontractors to perform any of the Services or Support Services, as provided herein. Any attempted assignment, transfer or delegation in violation of the foregoing shall be null and void. This Agreement is intended for the sole and exclusive benefit of the parties, is not intended to benefit any third party, and only the parties may enforce this Agreement.

16.               Modification; Waiver. All modifications to or waivers of any terms of this Agreement (including any exhibit and/or Services Agreement) must be in a writing that is signed by the parties hereto and expressly references this Agreement. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

17.               Governing Law. This Agreement will be governed and construed under the laws of the State of California without regard to conflicts of law provisions. Any suit or proceeding arising out of or relating to this Agreement will be brought in the federal and/or state courts, as applicable, in Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of such courts.

18.               Severability. In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable by a court with jurisdiction over the parties to this Agreement, such invalid, illegal, or unenforceable provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.

19.               Notices. All notices, consents and approvals under this Agreement must be delivered in writing by personal delivery, courier, express mail service, or by certified or registered mail, (postage prepaid and return receipt requested) to the other party at the address set forth on at the beginning of this Agreement (or such other address as a party may designate from time to time by written notice to the other party). Notice given by mail shall be effective five (5) days after the date of mailing, postage prepaid and return receipt requested. Notice by personal delivery, courier service, or express mail service shall be effective upon delivery.

20.               Interpretation. This Agreement may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement.

The section headings and captions in this Agreement are for convenience of reference only and have no legal effect.

21.               Entire Agreement. Collectively, this Agreement, its referenced exhibits, and all Services Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written representations, agreements or communications, including, without limitation, any quotations or proposals submitted by Parse.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

PARSE: CUSTOMER

PARSE, LLC

By: /s Ilya Sukhar By: /s Isaac Dietrich

Name: Ilya Sukhar Name: Isaac Dietrich

Title: VP, Product Title: Co-Founder

EXHIBIT A

SERVICE AGREEMENT

THIS SERVICES AGREEMENT dated December 18, 2013 (the “Services Agreement”) is hereby integrated into and forms a part of the Master Services Agreement dated December 18, 2013, by and between PARSE, LLC (“Parse”) and MassRoots, Inc. (the “Customer”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Services Agreement.

Included Services — Subject to the terms and conditions of the Master Services Agreement and payment of all applicable fees, Parse shall provide the following Services to Customer during the Term.

Enterprise Infrastructure & Support
Enterprise Infrastructure	Your app(s) will reside on enterprise clusters with higher performance, managed resource contention, guaranteed data replication, and priority monitoring. Parse Ops Engineers will scale your application as it grows.
Enterprise Support	Get help for your unique and evolving needs with personalized support from a Parse engineer assigned to your account. Guaranteed response to email support requests within one (1) business day.
API Requests (millions)	15
Push Notifications (millions)	5
File Storage (GB)	10
Burst Limit (per app)	100 Per Second
App Collaborators	Included. Up to ten (10) collaborators
Total included Services Fee	$ 2,000 USD per month

Overage Fees:

Description	Fees
API Requests	$13.30 per million over the total set forth above
Push Notifications	$40 per million over the total set forth above
File Storage	$0.145 per GB over the total set forth above
File Transfer Charge	$0.13 per GB transferred out

Additional Support Services — if indicated in the table below and subject to the terms and conditions of the Master Services Agreement and payment of all applicable fees, Parse shall provide the following additional Support Services to Customer during the Term:

Description	Fees (per month)
Service Level Agreement (SLA) - API Requests - 99.95% shall be successfully served per month	Not included
Phone Support - Support time of 3 hours per month, upon reasonable notice $500 per extra hour, billed half-hourly	Not included
Dedicated Services - Dedicated architecture for your deployment	Not included
Total Additional Support Services Fee	$0.00 USD per month

Total Monthly Services Fee	$ 2,000 USD per month

Limitations on Support Services

•	Other than in exceptional circumstances, Support Services are available from 9:00 am to 5:00 pm Pacific Time, Monday through Friday, excluding U.S. holidays.
•	Schedule telephone Support Service at least two (2) business days in advance during normal business hours of 9:00 am and 5:00 pm Pacific Time, Monday through Friday, excluding U.S. holidays.
•	Telephone Support Services are subject to a thirty (30) minute minimum charge.
•	Support Services are intended to help the customer maintain, update, and troubleshoot issues related to Parse Services only. Support Services are not a guarantee of uptime or of continued functionality.

Service Level Agreement Credits — Customer’s sole and exclusive remedy for Parse’s failure to meet the applicable SLAs of successful API requests served per month or successful push notifications delivered per month shall be the provision of service credits against subsequent Monthly Fees as follows:

Service Level Agreement Credits
API & Push Credit Determination	Service Credit
> 99.9% - < 99.95%	5%
> 99.0% - < 99.9%	15%
< 99.0	40%

Customer Contact and Billing Information

Customer Contact Information	Billing Contact Information
Name:	Name:
Address:	Address:

Email:	Email:
Phone Number:	Phone Number:

Payment Information. Customer will pay the Total Monthly Services Fee on a monthly basis. By signing this Services Agreement, customer authorizes Parse to charge the following credit card for the total Monthly Services Fee, monthly Overage Fees and additional Services fees, and/or any applicable non-recurring fees non-recurring Services fees, plus any applicable taxes and governmental levies in accordance with the schedules, terms and conditions herein.

Name on Card:	Card Number:
Expiration Date:	Security Number:

PARSE:		CUSTOMER

PARSE, LLC

By:	/s/ Ilya Sukhar	By:	/s/ Isaac Dietrich

Name:	Ilya Sukhar	Name:	Isaac Dietrich
Title:	VP, Product	Title:	Co-Founder